Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter and First Half Fiscal Year 2014 Results

Lakewood, Colorado, May 1, 2014. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter and first half of fiscal year 2014 ended March 31, 2014 and updated its outlook for fiscal year 2014.

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the second quarter and first half of fiscal year 2014 and 2013 in conformity with U.S. generally accepted accounting principles (GAAP), the Company has presented EBITDA, which is a non-GAAP financial measure.  The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Highlights for Second Quarter and First Half Fiscal Year 2014 Compared to Second Quarter and First Half Fiscal Year 2013

•                  Net sales increased 22.4% to $130.3 million in the second quarter and increased 24.0% to $250.9 million in the first half of fiscal 2014

•                  Daily average comparable store sales increased 5.7% in the second quarter and increased 8.1% in the first half of fiscal 2014

•                  Net income increased 24.3% to $4.0 million with diluted earnings per share of $0.18 in the second quarter and increased 27.3% to $6.9 million with diluted earnings per share of $0.31 in the first half of fiscal 2014

•                  EBITDA increased 28.4% to $11.2 million in the second quarter and increased 32.6% to $20.6 million in the first half of fiscal 2014

“Our sales increases and disciplined approach toward operating expenses have resulted in strong financial results this quarter which allowed us to continue our investments into growth,” said Kemper Isely, Co-President. “Additionally, reflecting our commitment to our five founding principles, we are excited to announce that during the quarter we updated our dairy standards. Further distinguishing us from our competitors, we plan to sell only pasture-raised, non-confinement dairy products.  We intend to substantially complete the implementation of these standards by April 2015. Our customers have provided positive feedback during this transition, as they appreciate our commitment to quality standards.”

Operating Results — Second Quarter Fiscal Year 2014 Compared to Second Quarter Fiscal Year 2013

During the second quarter of fiscal year 2014, net sales increased $23.9 million, or 22.4% over the same period in fiscal year 2013 to $130.3 million due to a $16.6 million increase in sales from new stores and a $7.3 million, or 6.9%, increase in comparable store sales. Daily average comparable store sales increased 5.7% in the second quarter of fiscal year 2014 compared to a 10.6% increase in the second quarter of fiscal year 2013. The 5.7% increase in the second quarter of fiscal year 2014 was driven by a 2.0% increase in daily average transaction count and a 3.7% increase in average transaction size. Daily average mature store sales increased 3.7% in the second quarter of fiscal year 2014.

Gross profit during the second quarter of fiscal year 2014 increased 21.8% over the same period in fiscal year 2013 to $38.8 million driven by positive comparable store sales and new store growth. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.7% during the second quarter of fiscal year 2014 compared to 29.9% in the second quarter of fiscal year 2013. Gross margin decreased due to increases in occupancy costs partially offset by increases in product margin. The increases in product margin are due to increases in product margin across most departments, partially offset by a shift in sales mix towards products with lower margin. Additionally, gross margin benefited from operating efficiencies at the bulk food repackaging and distribution center. Occupancy costs as a percentage of sales increased during the second quarter of fiscal year 2014 compared to the second quarter of last year primarily driven by increased average lease expenses at new stores (1).

Store expenses as a percentage of sales decreased 20 basis points during the second quarter compared to the comparable period of fiscal year 2013 driven by a decrease in salary-related expenses as a percentage of sales at comparable stores as well as a decrease in advertising expense, primarily due to lower television advertising during the quarter. The decrease in store expenses was partially offset by an increase in depreciation expense and to a lesser extent an increase in utilities, all as a percentage of sales.

Administrative expenses as a percentage of sales decreased 40 basis points during the second quarter compared to the comparable period as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

Pre-opening and relocation expenses as a percentage of sales increased 20 basis points during the second quarter compared to the comparable period primarily due to the increased number of new store openings and the timing of new store openings. During the second quarter of fiscal year 2014 five new stores opened compared to four new stores opened during the second quarter of fiscal year 2013.

Interest expense increased $0.3 million in the second quarter compared to the comparable period, primarily due to interest expense related to capital and financing lease obligations.

Net income increased 24.3% to $4.0 million compared to the same period in fiscal year 2013 with diluted earnings per share of $0.18 in the second quarter of fiscal year 2014.

EBITDA increased $2.5 million, or 28.4%, to $11.2 million, or 8.6% of sales, for the second quarter of fiscal year 2014 compared to the same period in fiscal year 2013.

Operating Results — First Half Fiscal Year 2014 Compared to First Half Fiscal Year 2013

During the first half of fiscal year 2014, net sales increased $48.6 million, or 24.0% over the same period in fiscal year 2013 to $250.9 million due to a $31.1 million increase in sales from new stores and a $17.5 million, or 8.7%, increase in comparable store sales. Daily average comparable store sales increased 8.1% in the first half of fiscal year 2014 compared to an 11.6% increase in the first half of fiscal year 2013. The 8.1% increase in the first half of fiscal year 2014 was driven by a 3.5% increase in daily average transaction count and a 4.4% increase in average transaction size. Daily average mature store sales increased 5.3% in the first half of fiscal year 2014.

Gross profit during the first half of fiscal year 2014 increased 24.3% over the same period in fiscal year 2013 to $74.1 million driven by positive comparable store sales and new store growth. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.5% during the first half of fiscal year 2014 and the first half of fiscal year 2013. Gross margin was positively impacted by increases in product margin across almost all departments, partially offset by a shift in sales mix towards products with lower margin. Additionally, gross margin benefited from operating efficiencies at the bulk food repackaging and distribution center. Occupancy costs as a percentage of sales increased during the first half of fiscal year 2014 compared to the first half of last year primarily driven by increased average lease expenses at new stores (1).

Store expenses as a percentage of sales decreased 20 basis points during the first half of fiscal year 2014 compared to the comparable period of fiscal year 2013 driven by a decrease in salary-related expenses as a percentage of sales at comparable stores partially offset by an increase in depreciation expense.

Administrative expenses as a percentage of sales decreased 30 basis points during the first half of fiscal year 2014 compared to the comparable period as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

Pre-opening and relocation expenses as a percentage of sales increased 10 basis points during the first half of fiscal year 2014 compared to the comparable period primarily due to the increased number of new store openings and the timing of new store openings. During the first half of fiscal year 2014 nine new stores opened compared to six new stores opened during the first half of fiscal year 2013.

Interest expense increased $0.8 million in the first half of fiscal year 2014 compared to the comparable period, primarily due to interest expense related to capital and financing lease obligations.

Net income increased 27.3% to $6.9 million compared to the same period in fiscal year 2013 with diluted earnings per share of $0.31 in the first half of fiscal year 2014.

EBITDA increased $5.1 million, or 32.6%, to $20.6 million, or 8.2% of sales, for the first half of fiscal year 2014 compared to the same period in fiscal year 2013.

(1)         The Company had nine and seven stores accounted for as capital and financing lease obligations for the second quarter of fiscal year 2014 and 2013, respectively, and for the first half of fiscal year 2014 and 2013, respectively. For leases accounted for as capital and financing lease obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital and financing lease obligations and as interest expense. The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased gross margin as a percentage of sales by approximately 60 and 40 basis points in the second quarter of fiscal year 2014 and 2013, respectively, and 60 and 35 basis points in the first half of fiscal year 2014 and 2013, respectively. Additionally, accounting for these stores as capital and financing lease obligations rather than operating leases increased EBITDA as a percentage of sales by approximately 60 and 55 basis points in the second quarter of fiscal year 2014 and 2013, respectively and 60 and 45 basis points in the first half of fiscal year 2014 and 2013, respectively, due to the impact on gross profit, as well as occupancy costs that would have been included in pre-opening expenses.

Balance Sheet and Cash Flow

As of March 31, 2014, the Company had $7.8 million in cash and cash equivalents and $95,000 in available-for-sale securities, and no amounts outstanding on the revolving credit facility.

During the first half of fiscal year 2014, the Company generated $15.6 million in cash from operations and invested $17.9 million in capital expenditures primarily for new stores.

Growth and Development

During the second quarter of fiscal year 2014, the Company opened five new stores, bringing the total store count to 81 stores located in 13 states as of March 31, 2014.

The Company plans to open a total 15 stores in fiscal year 2014 and expects to remodel two existing stores. One of the remodels was completed in the first half of fiscal year 2014.

As of this release, the Company opened two of the three stores planned to open during the third quarter of fiscal year 2014, has signed leases for the remaining three stores it plans to open in the fourth quarter of fiscal year 2014 and has four signed leases for stores planned to open in fiscal year 2015. Leases have been signed for locations in Colorado, Kansas, Nevada, Oklahoma, Oregon and Washington.

Fiscal Year 2014 Outlook

The following table provides information on the Company’s updated fiscal year 2014 outlook:

	Prior Fiscal 2014 Outlook		Current Fiscal 2014 Outlook	First Half FY’14 Actual
Number of new stores	15		*	9
Number of remodels	2		*	1
Daily average comparable store sales growth	8.5% to 9.5%		5.5% to 6.5%	8.1%
EBITDA as a percent of sales	7.8% to 8.0%	(1)	*	8.2%
Net income as a percent of sales	2.4% to 2.6%		*	2.8%
Diluted earnings per share	$0.58 to $0.63		*	$0.31
Capital expenditures (in millions)	$35 to $37		*	$17.9

*No Change from prior outlook.

(1)         Includes approximately 55 basis points of EBITDA improvement from the nine capital and financing lease obligations.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is US: 1-877-870-4263; Canada: 1-855-669-9657 or International: 1-412-317-0790. The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. Grocery products may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive, free, science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 83 stores in 13 states as of the date of this earnings release.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as our industry, business strategy, goals and expectations concerning our market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the fiscal year ended September 30, 2013 and our subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our Form 10-K for the fiscal year ended September 30, 2013 and our subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting investor relations at 303-986-4600 or by visiting our website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013
Net sales	$130,343	106,485	250,923	202,316
Cost of goods sold and occupancy costs	91,590	74,668	176,789	142,662
Gross profit	38,753	31,817	74,134	59,654
Store expenses	26,877	22,163	52,050	42,366
Administrative expenses	3,548	3,342	7,437	6,668
Pre-opening and relocation expenses	1,211	796	2,100	1,315
Operating income	7,117	5,516	12,547	9,305
Other (expense) income:
Interest expense	(704)	(401)	(1,411)	(656)
Other income, net	1	2	2	4
Total other expense	(703)	(399)	(1,409)	(652)
Income before income taxes	6,414	5,117	11,138	8,653
Provision for income taxes	(2,415)	(1,900)	(4,217)	(3,215)
Net income	$3,999	3,217	6,921	5,438

Net income per common share:
Basic	$0.18	0.14	0.31	0.24
Diluted	$0.18	0.14	0.31	0.24
Weighted average common shares outstanding:
Basic	22,464,941	22,393,993	22,453,441	22,382,969
Diluted	22,483,753	22,441,445	22,477,201	22,437,183

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2014	September 30, 2013
Assets
Current assets:
Cash and cash equivalents	$7,814	8,132
Restricted cash	—	500
Short term investments — available-for-sale securities	95	1,149
Accounts receivable, net	1,801	2,401
Merchandise inventory	53,090	45,472
Prepaid expenses and other current assets	1,183	1,097
Deferred income tax assets	1,279	1,114
Total current assets	65,262	59,865
Property and equipment, net	108,518	98,910
Other assets:
Deposits and other assets	740	203
Goodwill and other intangible assets, net of accumulated amortization of $654 and $654, respectively	900	900
Deferred financing costs, net	44	25
Total other assets	1,684	1,128
Total assets	$175,464	159,903
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$34,096	28,918
Accrued expenses	10,713	9,306
Capital and financing lease obligations, current portion	195	174
Total current liabilities	45,004	38,398
Long-term liabilities:
Capital and financing lease obligations, net of current portion	19,560	19,648
Deferred income tax liabilities	6,606	6,877
Deferred rent	5,373	4,731
Leasehold incentives	6,743	5,716
Total long-term liabilities	38,282	36,972
Total liabilities	83,286	75,370
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,476,986 and 22,441,253 issued and outstanding, respectively	22	22
Additional paid in capital	54,428	53,704
Retained earnings	37,728	30,807
Total stockholders’ equity	92,178	84,533
Total liabilities and stockholders’ equity	$175,464	159,903

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2014	2013
Operating activities:
Net income	$6,921	5,438
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,054	6,225
Gain on disposal of property and equipment	—	(2)
Share-based compensation	263	43
Excess tax benefit from share-based compensation	(460)	(211)
Deferred income tax (benefit) expense	(437)	652
Non-cash interest expense	11	31
Interest accrued on investments and amortization of premium	9	12
Other amortization	—	26
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	600	272
Income tax receivable	359	—
Merchandise inventory	(7,618)	(4,993)
Prepaid expenses and other assets	(981)	(193)
Increase (decrease) in:
Accounts payable	5,382	1,339
Accrued expenses	1,876	2,072
Deferred rent and leasehold incentives	1,669	(18)
Net cash provided by operating activities	15,648	10,693
Investing activities:
Acquisition of property and equipment	(17,853)	(17,667)
Proceeds from sale of property and equipment	—	2
Purchase of available-for-sale securities	—	(426)
Proceeds from maturity of available-for-sale securities	1,045	340
Decrease (increase) in restricted cash	500	(500)
Net cash used in investing activities	(16,308)	(18,251)
Financing activities:
Borrowings under credit facility	530	—
Repayments under credit facility	(530)	—
Repayments under notes payable, related party	—	(128)
Capital and financing lease obligations payments	(88)	(33)
Excess tax benefit from share-based compensation	460	211
Equity issuance costs	—	(268)
Credit facility fees paid	(30)	(18)
Net cash provided by (used in) financing activities	342	(236)
Net decrease in cash and cash equivalents	(318)	(7,794)
Cash and cash equivalents, beginning of period	8,132	17,291
Cash and cash equivalents, end of period	$7,814	9,497
Supplemental disclosures of cash flow information:
Cash paid for interest	$—	6
Cash paid for interest on capital and financing lease obligations	1,392	619
Income taxes paid	3,656	1,948
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,341	4,087
Property acquired through capital and financing lease obligations	14	10,523

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides information regarding EBITDA which is not in accordance with, or an alternative to, GAAP (i.e. non-GAAP measure). The Company defines EBITDA as net income before interest expense, provision for income tax and depreciation and amortization.

The Company believes EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a measure in the Company’s incentive compensation payments.

Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income to EBITDA, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2014	2013	2014	2013
Net income	$3,999	3,217	6,921	5,438
Interest expense	704	401	1,411	656
Provision for income taxes	2,415	1,900	4,217	3,215
Depreciation and amortization	4,116	3,233	8,054	6,225
EBITDA	$11,234	8,751	20,603	15,534

CONTACT: Ashley MacLeod, Director of Finance and Investor Relations, 303-986-4600, amacleod@vitamincottage.com